EXHIBIT 99.1

Gladstone Capital Corporation Reports Financial Results for its First Quarter Ended December 31, 2018

MCLEAN, Va., Feb. 06, 2019 (GLOBE NEWSWIRE) -- Gladstone Capital Corporation (NASDAQ: GLAD) (the “Company”) today announced earnings for its first fiscal quarter ended December 31, 2018.  Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov, and the investor relations section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

	December 31,	September 30,	Change	% Change
For the Quarter Ended:	2018	2018

Total investment income	$11,909	$11,257	$652	5.8%
Total expenses, net of credits	(5,923)	(5,355)	(568)	10.6
Net investment income	5,986	5,902	84	1.4
Net investment income per common share	0.21	0.21	—	—
Cash distribution per common share	0.21	0.21	—	—
Net realized loss	(26,863)	(27,160)	297	(1.1)
Net unrealized appreciation	17,169	11,349	5,820	51.3
Net decrease in net assets resulting from operations	(3,708)	(9,909)	6,201	(62.6)
Weighted average yield on interest-bearing investments	12.3%	11.9%	0.4%	3.4
Total invested	$59,228	$10,095	$49,133	486.7
Total repayments and net proceeds	8,855	9,547	(692)	(7.2)

As of:	December 31,	September 30,	Change	% Change
	2018	2018
Total investments, at fair value	$	$390,046	$41,101	10.5%
	431,147
Fair value, as a percent of cost	95.5%	91.2%	4.3%	4.7
Net asset value per common share	$7.98	$8.32	$(0.34)	(4.1)

First Fiscal Quarter 2019 Highlights:

  Portfolio Activity: Invested $49.9 million in six new portfolio companies and $9.4 million in existing portfolio companies. Received $8.9 million in repayments including the payoff of two debt investments at par.
  Debt Issuance: In November 2018, we completed a public offering of $57.5 million aggregate principal amount of 6.125% Notes due 2023, inclusive of the overallotment, for net proceeds of $55.4 million after deducting underwriting discounts, commissions and offering expenses.
  Distributions and Dividends: For each of October, November, and December 2018, paid monthly distributions to common stockholders ($0.07 per common share) and monthly dividends to preferred stockholders ($0.125 per share of the Company’s 6.00% Series 2024 Term Preferred Stock).

First Fiscal Quarter 2019 Results:

Interest income increased by $0.8 million, or 7.7%, primarily due to increases in both the weighted average yield and the weighted average balance of our interest bearing portfolio quarter over quarter. Other income decreased by $0.2 million, quarter over quarter due to a decrease in dividend income. Total expenses increased by $0.6 million, or 10.6%, compared to the prior quarter primarily due to an increase in interest expense driven by an increase in the average debt outstanding used to fund the new investments made during the quarter ended December 31, 2018.

Net Investment Income for the quarter ended December 31, 2018 was $6.0 million, an increase of 1.4% as compared to the prior quarter, or $0.21 per share.

The Net Decrease in Net Assets Resulting from Operations for the quarter ended December 31, 2018 was $3.7 million, or $0.13 per share, compared to $9.9 million, or $0.35 per share for the quarter ended September 30, 2018. The current quarter decrease was driven primarily by $26.9 million of net realized loss  from the restructure of Francis Drilling Fluids, Ltd. (“FDF”), partially offset by $17.2 million of net unrealized appreciation during the period associated with the reversal of accumulated unrealized depreciation on FDF.

Subsequent Events:  Subsequent to December 31, 2018, the following significant events occurred:

  Portfolio Activity: In January 2019, our investment in Merlin International, Inc. paid off, generating net cash proceeds of $20.9 million, including the repayment of our debt investment of $20.0 million at par and success fee income of $0.6 million and a prepayment fee of $0.3 million.
  Distributions and Dividends Declared: In January 2019, our Board of Directors declared the following monthly distributions to common stockholders and monthly dividends to preferred shareholders:

Record Date	Payment Date	Distribution per Common Share	Distribution per Series 2024 Term Preferred Share
January 18, 2019	January 31, 2019	$0.07	$0.125
February 20, 2019	February 28, 2019	0.07	0.125
March 20, 2019	March 29, 2019	0.07	0.125
	Total for the Quarter	$0.21	$0.375

Comments from Gladstone Capital’s President, Bob Marcotte: “Strong net originations and higher average investment yields lifted our interest income for the quarter ended December 31, 2018 to a new record, and position us well to absorb potential prepayments and continue to grow our net investment income.  The conclusion of the restructuring of FDF was difficult; however, the balance of the portfolio is performing well despite the valuation erosion associated with the liquidity sell-off in the syndicated loan market at December 31, 2018 much of which has already recovered.  The plan for the balance of fiscal 2019 is to continue to drive interest income by remaining reasonably fully invested while generating higher fee income associated with increased prepayments to enable us to enhance the returns to our shareholders in the coming quarters.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Thursday, February 7, 2019, at 8:30 a.m. EST.  Please call (855) 465-0177 to enter the conference.  An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through February 14, 2019.  To hear the replay, please dial (855) 859-2056 and use conference number 3098326.  The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com.  The event will be archived and available for replay on the Company’s website through April 7, 2019.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States.  Including distributions through today, the Company has paid 192 consecutive monthly or quarterly cash distributions on its common stock.  Information on the business activities of all the Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN:  Investor Relations.  The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended December 31, 2018, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or +1-703-287-5893.

Forward-looking Statements:
The statements in this press release about future growth and shareholder returns are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward looking statements that may be made to reflect any future events or otherwise, except as required by law.